Ex. 99.1

ALTITUDE INTERNATIONAL HOLDINGS, INC.

January 17, 2021

Board of Directors

Breunich Holdings Inc.

3351 SE River Vista Drive

Port St. Lucie, FL 34952

Re: Share Exchange Between Altitude International Holdings Inc and Breunich Holdings Inc.

Dear Mr. Breunich:

This letter is intended to express the general terms of the Share Exchange Agreement to be formalized between Altitude International Holdings Inc., a publicly-held New York corporation (“AIH”) and Breunich Holding, Inc., a privately-held Delaware corporation (“BHI”). The objective of our discussions has been the execution and consummation, as soon as feasible, of a formal Agreement between the parties hereto (the “Share Exchange Agreement”) which, among other things, would provide for the various matters set forth below.

1. Share Exchange Agreement. The board of directors of AIH and BHI have completed an initial evaluation of the business plan, financial statements and other relevant corporate documents of the other and have concluded that a Share Exchange between the companies through which 100% of BHI shares will be exchanged for up to 80% of the issued and outstanding shares of common stock of AIH on the date following the Share Exchange would be in the best interest of both companies (the “Share Exchange”) (assuming a $1,000,000 private capital raise by BHI prior to the Share Exchange). It is the intent of the parties hereto that the proposed Share Exchange of BHI into AIH be affected as a tax-free reorganization pursuant to Section 368(a)(1)(B) of the Internal Revenue Code.

2. Capitalization.

(a) AIH Capitalization. AIH’s total authorized capital consists of 5,000,000 shares of Preferred Stock, no par value per share and 75,000,000 shares of common stock, no par value per share, but the Board of Directors and Shareholders of the Corporation have previously authorized an increase of the authorized shares to 600,000,000 shares of Common Stock, no par value per share and such increase to the authorized shares of the Corporation is in the queue for processing at the New York Secretary of State’s office. There are currently approximately 51,437,764 Common Shares issued and outstanding and no shares Preferred Stock issued or outstanding.

(b) BHI Capitalization. BHI’s total authorized capital consists of 700,000,000 Common Shares, par value $0.0001 per share and 10,000,000 Preferred Shares, par value $0.001 per share.

As part of the material terms of the Share Exchange and as conditions precedent to closing the Share Exchange Agreement, BHI shall undertake and complete the following actions (the “BHI Undertakings”):

(i)	BHI shall be a holding company with five (5) separate wholly owned subsidiaries, including Six Log LLC, Trident Water LLC, ITA-USA Enterprise LLC, North Miami Beach Academy LLC, and CMA Soccer LLC.
(ii)	BHI shall complete (at its sole expenses) an audit of its financial statements and all of its subsidiaries by a PCAOB auditor to comply with the requirements of the Securities Exchange Act of 1934, as amended.
(iii)	All existing liabilities of AIH upon Closing of the Share Exchange Agreement shall remain on the condensed and consolidated Balance Sheet of AIH.

3. Transaction Process.

(a) Following execution hereof, the parties hereto shall:

(i) Confirm the increase to the authorized shares of the Corporation is processed by the New York Secretary of State;

(ii) prepare the Share Exchange Agreements;

(iii) Once the Share Exchange Agreements have been approved by each party’s Board of Directors, each party shall obtain the necessary approvals for the Share Exchange and pursuant to the laws of New York and Delaware, as applicable and BHI shall complete the BHI Undertakings;

(iii) The parties shall work together to prepare a “Super 8-K” and any other required regulatory disclosure documents according to the requirements of the Securities and Exchange Act of 1934, as amended.

(b) Officers and Directors.

(i) Prior to the Effective Date, the Board of Directors of AIH shall establish its number at seven or more directors,

(ii) On the date of the Share Exchange, Gregory Breunich shall have the authority to appoint a majority of the members of the board of Directors.

4. Conditions to Closing. The Closing of the Share Exchange shall take place on a mutually agreeable time and place once the following matters are successfully resolved or completed, as applicable:

(a) All of the BHI Undertakings are have been successfully accomplished, or waived by the other party; and

(b) The Share Exchange Agreement is approved by the Board of Directors and by each party’s shareholders as required under the laws of each party’s relevant jurisdiction and executed by the parties hereto;

5. Effective Date. The Effective date of the Exchange shall be the date upon the Closing of the Share Exchange Agreement, any time prior to March 31, 2021. If such Share Exchange Agreement is not closed by March 31, 2021, then AIH shall have the option to terminate this LOI and all agreements associated therewith.

6. Costs. Each party hereto shall be responsible for payment of their own legal, accounting and any other out-of-pocket expenses reasonably incurred in connection with this transaction, whether or not this transaction is consummated.

Except for the Paragraphs 6, hereof, this letter is not intended as a contract or to create any enforceable rights or obligations whatsoever on the part of either party. No obligations on the part of either party with respect to the matters covered hereby (other than as set forth in Paragraphs 6 hereof) shall exist unless and until a written agreement, satisfactory in form and substance to both parties, has been approved by their respective boards of directors and shareholders and executed by officers specifically authorized to do so.

If the foregoing accurately reflects your understanding of the terms and conditions of our agreement please so indicate by signing below as designated.

Yours truly,

ALTITUDE INTERNATIONAL HOLDINGS, INC

/s/ Robert Kanuth
Robert Kanuth, Director

/s/ David Vincent
David Vincent, Director

APPROVED AND ACCEPTED THIS 17th day of January 2021.

BHI HOLDINGS, INC.

/s/ Gregory Breunich
Gregory Breunich, Chief Executive Officer